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Exhibit 5.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS

•    NautaDutilh

Postbus 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 717 10 00 F +31 20 717 11 11	Amsterdam, 9 November 2009 AerCap Holdings N.V. AerCap House Stationsplein 965 1117 CE SCHIPHOL THE NETHERLANDS

Ladies and Gentlemen,
SEC Exhibit 5.1 opinion letter re Form F-4 Registration Statement – Issuance of Ordinary Shares

This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form F-4 (the "Registration Statement") to be filed by you with the U.S. Securities and Exchange Commission (the "SEC").

We have acted as legal counsel to AerCap Holdings N.V., a public company with limited liability (naamloze vennootschap), organized under the laws of the Netherlands ("AerCap") in connection with the filing of the Registration Statement in relation to the issuance at par of up to 34,346,596 AerCap's ordinary shares in registered form with a par value of EUR 0.01 (the "Shares") in connection with the Amalgamation Agreement, as defined in the Registration Statement.

This opinion letter is addressed to you. It may be relied upon only in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation or warranty or other information contained in any document.
Amsterdam Brussel Londen Luxemburg New York Rotterdam
NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services ("overeenkomst van opdracht") with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

Except as set out herein, its contents may not be quoted, otherwise included, summarized or referred to in any means of publication or disclosed to any other party, except with our prior written consent. We hereby consent to the disclosure and filing of this opinion as Exhibit 5.1 to the Registration Statement for information purposes only and further consent to the reference to our firm in the 'Validity of Securities' section of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the United States Securities Act or the rules and regulations of the SEC.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the following documents: (i) a photocopy of the deed of incorporation of AerCap, dated 10 July 2006; (ii) photocopies of the deeds of amendment of the articles of association of AerCap dated 10 November 2006, 25 June 2007, 4 July 2008 and 12 June 2009 (the document mentioned under 1 as amended by the documents mentioned under (ii) is referred to as the "Articles of Association"); (iii) the minutes of shareholders meetings of AerCap held on 9 May 2008; (iv) the resolutions passed by the Board of AerCap at its meeting held on 15 September 2009 (the resolutions referred in (iii) and (iv) collectively: the "Resolutions"), (v) a draft of a private deed of issue prepared by us pursuant to which the Shares will be issued, (vi) the agreement dated September 2009 between AerCap and AerCap International Bermuda Limited relating to the Amalgamation, (vii) an online extract dated the date hereof from the Commercial Register relating to AerCap; and (viii) a certificate (the "Certificate") dated as of today signed by the Chief Executive Officer and the Chief Financial Officer of AerCap relating to factual matters stating that (A) AerCap has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets, (B) the Resolutions are in full force and effect, correctly reflect the resolutions stated in them and the factual statements made in the Resolutions are complete and correct, (C) the Articles of Association are in full force and effect and (D) the Shares will be issued and paid up in accordance with the Resolutions.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands as they stand at today's date and as they are presently interpreted under published authoritative case law of the Dutch courts and the opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Dutch law. We do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as these rules are directly applicable in the Netherlands, nor do we express any opinion on Dutch or European competition law or tax laws. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today's date.

This opinion letter may only be relied upon by you and on the condition that you accept that it and the legal relationship between yourselves and NautaDutilh N.V. is governed by Dutch law and our general conditions and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same, that the factual statements contained in the Certificate and the Resolutions are true and correct on the date of this opinion letter and that the almagamation will take effect in accordance with the Amalgamation Agreement.
Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and matters not disclosed to us, we are of the opinion that:
1.	AerCap has been duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under Dutch law.

2.	The Shares, if and when issued in accordance with the Resolutions, will have been validly issued and are non-assessable.
The opinion expressed in 2. above is subject to the following qualifications:
A.
The term "non-assessable" as used herein means that the holder of a Share will not by reason of being merely such a holder, be subject to assessment or calls by AerCap for further payment on such Share.
B.
The Shares will be issued from the so-called "other reserves" that will increase in AerCap's balance sheet as a result of the amalgamation described in the Registration Statement and the agreement referred to under (vi) above. If a share is so issued, a person to whom it is issued does not have a duty to pay up the share (in the case of AerCap 0.01 euro per Share, i.e. par value). Law, doctrine and case-law recognize that a share may be issued from the reserves, but provide no explicit guidance as to whether it may be so issued to person who is not—before the issuance—a shareholder. We firmly believe that a court should hold that in a situation where AerCap's "other reserves" increase as described, such reserves may be used to so issue Shares.
Yours faithfully,
/S/ NAUTADUTILH N.V. NautaDutilh N.V.

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  Exhibit 5.1